Exhibit 99.1

KOHL'S CORPORATION REPORTS SECOND QUARTER

EARNINGS PER SHARE FOR FISCAL 2009 OF $0.75

Management Raises Fiscal 2009 Earnings Guidance

MENOMONEE FALLS, WI … August 13/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year-to-date periods ended August 1, 2009 and raised its fiscal 2009 earnings guidance.

Kohl’s Corporation reported net income for the quarter ended August 1, 2009 of $229 million, or $0.75 per diluted share, compared with $236 million, or $0.77 per diluted share, a year ago.  Net sales were $3.8 billion, an increase of 2.2 percent for the quarter.  Comparable store sales for the quarter decreased 2.3 percent.

For the six months ended August 1, 2009, net income decreased 5.4 percent to $368 million, or $1.20 per diluted share, compared to $389 million, or $1.26 per diluted share, for the six months ended August 2, 2008. Net sales increased 1.3 percent to $7.4 billion from $7.3 billion a year ago. Comparable store sales decreased 3.2 percent for the same period.

Kevin Mansell, Kohl’s president and chief executive officer, said, “Sales for the first half of 2009 exceeded our plans and indicated market share gains across most merchandise areas and regions.  In addition, we continue to experience improvements in inventory management and increased penetration in “Only at Kohl’s” brands that have led to improved gross margins.   Our expense performance matched our expectations despite our outperformance on the sales line.  We will focus on providing value for our customer as they continue to be conservative in their spending in this environment.”

Mansell added, “I am very proud of our 121,000 associates and the role they played in these results and want to thank them for their hard work, loyalty and dedication in delivering on our promise to ‘expect great things’ from Kohl’s."

Expansion Update

During the first six months of 2009, Kohl’s successfully opened 19 stores.  The Company ended the quarter with 1,022 stores in 49 states, compared with 957 stores in 47 states at the same time last year.  The Company expects to open an additional 37 stores later this year for a total of 56 stores in fiscal 2009.  By the end of August, the Company will have completed 51 store remodels, compared to 36 stores last year.

Earnings Guidance

For the third quarter, the Company expects total sales to range between negative 1 percent and positive 1 percent; comparable store sales to range between negative 5 percent and negative 3 percent; and gross margin as a percent of sales to increase 10 to 20 basis points over last year.  The Company expects selling, general and administrative expenses to increase between 3 and 4 percent. This would result in earnings per diluted share of $0.40 to $0.44 for the third quarter.

For the fourth quarter, the Company expects total sales to range between negative 1 percent and positive 1 percent; comparable store sales to range between negative 5 percent and negative 3 percent; and gross margin as a percent of sales to increase 20 to 30 basis points over last year. The Company expects selling, general and administrative expenses to increase between 3 and 4 percent. This would result in earnings per diluted share of $0.99 to $1.06 for the fourth quarter.

The Company’s updated guidance for the fiscal 2009 is $2.59 to $2.70 per diluted share.

Second Quarter 2009 Earnings Conference Call

Investors will have an opportunity to listen to the second quarter earnings conference call at 8:30 AM EDT on August 13 by dialing (706) 902-0486, using Conference ID 22041323.  A replay of the call will also be accessible beginning at 9:20 AM EDT on August 13, until midnight EDT on September 13, 2009. To listen to the replay, dial (706) 645-9291, and use Conference ID 22041323.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2334869 at least ten minutes prior to the call to download and install any necessary audio software.  The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,022 stores in 49 states. A company committed to the communities it serves, Kohl’s has raised more than $126 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months
	(13 Weeks) Ended
		% to		% to
	August 1,	Net	August 2,	Net
	2009	Sales	2008	Sales

Net sales	$ 3,806		$ 3,725
Cost of merchandise sold	2,286	60.0%	2,250	60.4%

Gross margin	1,520	40.0%	1,475	39.6%

Operating expenses:
Selling, general, and administrative	966	25.4%	930	25.0%
Depreciation and amortization	144	3.8%	133	3.6%
Preopening expenses	11	0.3%	6	0.1%

Operating income	399	10.5%	406	10.9%

Interest expense, net	31	0.8%	26	0.7%

Income before income taxes	368	9.7%	380	10.2%
Provision for income taxes	139	3.6%	144	3.9%

Net income	$ 229	6.1%	236	6.3%

Basic net income per share	$ 0.76		$ 0.77
Average number of shares	305		306

Diluted net income per share	$ 0.75		$ 0.77
Average number of shares	306		307

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Six Months
	(26 Weeks) Ended
		% to		% to
	August 1,	Net	August 2,	Net
	2009	Sales	2008	Sales

Net sales	$ 7,445		$ 7,350
Cost of merchandise sold	4,556	61.2%	4,540	61.8%

Gross margin	2,889	38.8%	2,810	38.2%

Operating expenses:
Selling, general, and administrative	1,927	25.9%	1,852	25.2%
Depreciation and amortization	285	3.8%	263	3.6%
Preopening expenses	26	0.4%	17	0.2%

Operating income	651	8.7%	678	9.2%

Interest expense, net	62	0.8%	53	0.7%

Income before income taxes	589	7.9%	625	8.5%
Provision for income taxes	221	3.0%	236	3.2%

Net income	$ 368	4.9%	$ 389	5.3%

Basic net income per share	$ 1.21		$ 1.27
Average number of shares	305		307

Diluted net income per share	$ 1.20		$ 1.26
Average number of shares	306		308

Kohl's Corporation

Condensed Consolidated Balance Sheets

(In Millions)

(Unaudited)

Subject to Reclassification

	August 1,	August 2,
	2009	2008

Assets
Current assets:
Cash	$ 221	$ 217
Short-term investments	1,133	71
Merchandise inventories	2,724	2,718
Deferred income taxes	72	72
Other current assets	131	134

Total current assets	4,281	3,212

Property and equipment, net	7,142	6,951
Long-term investments	325	391
Favorable lease rights, net	196	202
Goodwill	9	9
Other assets	106	111

Total assets	$ 12,059	$ 10,876

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,153	$ 1,023
Accrued liabilities	873	820
Income taxes payable	59	78
Current portion of capital leases	16	14

Total current liabilities	2,101	1,935

Long-term debt and capital leases	2,053	2,050
Deferred income taxes	333	279
Other long-term liabilities	436	379
Shareholders' equity	7,136	6,233

Total liabilities and shareholders' equity	$ 12,059	$ 10,876

Kohl's Corporation

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

Subject to Reclassification

	Six Months
	(26 Weeks) Ended
	August 1,	August 2,
	2009	2008

Operating activities
Net income	$ 368	$ 389
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization,
including debt discount and deferred financing fees	285	263
Share-based compensation	27	23
Deferred income taxes	15	28
Other non-cash revenues and expenses	36	14
Changes in operating assets and liabilities:
Merchandise inventories	77	139
Other current and long-term assets	18	(4)
Accounts payable	272	190
Accrued and other long-term liabilities	(36)	(118)
Income taxes	(50)	(50)

Net cash provided by operating activities	1,012	874

Investing activities
Acquisition of property and equipment
and favorable lease rights	(336)	(558)
Net purchases of short-term investments	(624)	(40)
Purchases of long-term investments	-	(53)
Sales of long-term investments	8	77
Other	(1)	3

Net cash used in investing activities	(953)	(571)

Financing activities
Capital lease payments	(8)	(6)
Treasury stock purchases	(1)	(262)
Proceeds from stock option exercises	4	1

Net cash used in financing activities	(5)	(267)

Net increase in cash	54	36
Cash at beginning of period	167	181

Cash at end of period	$ 221	$ 217